EXHIBIT 10
June 29, 2009
Mr. Richard A. Manoogian
Executive Chairman
Masco Corporation
21001 Van Born Road
Taylor, MI 48180
Dear Richard:
This letter will confirm our discussions and understandings with regard to your retirement from a full-time senior executive position with Masco Corporation and will supersede the letter from Peter A. Dow dated April 3, 2007. This letter agreement has the approval of the Organization and Compensation Committee, the Corporate Governance and Nominating Committee and the full Board and summarizes our understandings for going forward.
Transition. Following your retirement as a Masco Corporation employee as of June 30, 2009, you have agreed to serve, but at the ongoing pleasure of the Board, as the Company’s non-executive Chairman of the Board.
Compensation. As long as you serve in the capacity as Chairman of the Board, your compensation will consist of the following:
•	As a non-employee director, you will receive the same retainer and other compensation as the other non-employee directors. (You will not, of course, receive the initial one-time option granted to new non-employee directors.)

•	You will also receive an additional cash retainer for your service as Chairman of the Board at an annual rate of $350,000.
Business support. In order to assist you in discharging your duties as Chairman of the Board, at no cost to you, the Company will provide for this purpose:
•	Administrative support comparable to that currently provided.

•	Office space for you and such administrative support comparable to that currently provided.

•	Reasonable supporting equipment, supplies, subscriptions and other services related to the office space occupied by you and your administrative support comparable to that currently provided.
21001 VAN BORN ROAD
TAYLOR, MICHIGAN 48180
313-274-7400

MASCO CORPORATION
In addition, to further assist you in discharging such duties, at no cost to you, the Company will make available use of the Company’s car and driver and use of Company aircraft.
Other benefits. In addition to the compensation and business support to be provided above, as long as you serve as Chairman of the Board, the Company will:
•	Provide office space for your personal financial and administrative staff at the Company’s headquarters and provide reasonable supporting equipment, supplies, subscriptions and other services related to the office space occupied by you and such staff, in each case comparable to that currently provided.
•	You will reimburse the Company for the full cost of such space and other items calculated on the same basis as you are currently charged; and

•	All such staff will be compensated directly by you (any personnel currently being compensated by the Company and reimbursed by you to the Company are to be transitioned to your personal payroll no later than January 1, 2010).
•	At no cost to you (other than personal income tax consequences), make available for your reasonable personal use:
•	The Company’s car and driver; and

•	Company aircraft, subject to availability of aircraft and flight personnel and the priority use of such aircraft and flight personnel for Company business purposes.
After termination of your services as Chairman of the Board, the Company will continue to provide the following for your personal use, on the terms set forth below:
•	At no cost to you (other than personal income tax consequences):
•	One administrative assistant comparable to that currently provided.

•	Office space for you and such administrative assistant, whether such office space is provided at the Company’s headquarters or elsewhere as provided below comparable to that currently provided.

•	Reasonable supporting equipment, supplies, subscriptions and other services related to the office space occupied by you and such administrative assistant comparable to that currently provided.
•	Provided that you reimburse the Company for the full cost thereof calculated on the same basis as you are currently charged, the Company will provide:
•	Office space for your personal financial and administrative staff, and

•	Reasonable supporting equipment, supplies, subscriptions and other services related to the office space occupied by such staff.
•	Provided that you reimburse the Company for the incremental cost thereof, the Company will continue to make available for your reasonable personal use:
•	The Company’s car and driver; and

•	Company aircraft, subject to availability of aircraft and flight personnel and the priority use of such aircraft and flight personnel for Company business purposes.
•	All such office space to be provided after termination of your services as Chairman of the Board will be provided at the Company’s headquarters, except that if the Company’s headquarters are relocated or if the Company, in its good faith judgment, determines that any such office space in the Company’s headquarters is not available for your use (including office space for you and one personal administrative assistant position), the Company will assist you in the relocation of such office space elsewhere in the Detroit metropolitan area that is convenient to you.

MASCO CORPORATION
•	The Company’s obligation to provide each of the foregoing benefits shall continue only so long as the Company is legally permitted to provide you with such benefit and to accept reimbursement (if the Company is not legally permitted to provide such benefit or accept reimbursement, the Company will have no further obligation to make such benefit available or to compensate you for your loss of the benefit).
You understand that future interpretations of Section 409A of the Internal Revenue Code may result in a delay of six months in your receipt of benefits under the preceding paragraph. If that occurs, the Company will make you whole, to the extent legally permitted, for the temporary loss of such benefits.
If the understandings expressed above conform with your own understanding of the results of our discussions, please sign and return a copy of this letter to us, at which time it will become an agreement binding upon you and the Company and the Company’s successors and assigns.
Agreed:

/s/ Richard A. Manoogian	MASCO CORPORATION
Richard A. Manoogian

	By:	/s/ Mary Ann Van Lokeren
Mary Ann Van Lokeren
Chair, Organization and Compensation Committee

	By:	/s/ Verne G. Istock
Verne G. Istock
Presiding Director, Masco Corporation Board of Directors, and Chair, Corporate Governance and Nominating Committee

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